American Petroleum Group, Inc.
                         ------------------------------

  CORPORATE OFFICE: 1400 N. Gannon Drive - 2nd Floor, Hoffman Estates, IL 60194
                    Phone: (847) 310-9416 Fax: (847) 310-1239





                                                                October 12, 2005


Ms. Jill S. Davis, Branch Chief
United States Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549-7010

         Re:      American Petroleum Group, Inc.
                  Form 10-KSB/A for Fiscal Year Ended December 31, 2004 Filed August 12, 2005
                  Form 10-QSB/A for Fiscal Quarter Ended March 31, 2005 Filed August 12, 2005
                  Response Letter dated August 12, 2005
                  Form 10-QSB for Fiscal Quarter Ended June 30, 2005 Filed August 22, 2005
                  File No. 0-049950

Dear Ms. Davis:

      With respect to your letter of October 4, 1005, please accept this as confirmation of the discussion between Jennifer Goeken at your Office and our General Counsel, Michael S. Krome, Esq., that the above reference company will be filing a response and amended filings on or about October 31, 2005.

      Please feel free to contact our General Counsel, at (631) 737-8381, or myself, if you have any questions.

                                               Very truly yours,

                                               /s/ James Carroll
                                               Chief Accounting Officer